Exhibit 10.34

EIGHTH AMENDMENT OF LEASE AGREEMENT

THIS EIGHTH AMENDMENT TO THE LEASE AGREEMENT (“Amendment”) is made and entered into as of the 7th day of August, 2012, and effective upon the Effective Date (defined below), by and between STERLING REALTY ORGANIZATION CO., a Washington corporation (“Landlord”), successor-in-interest to Factoria Partnership, and LIONBRIDGE TECHNOLOGIES, INC. a Delaware corporation (“Tenant”) formerly known as Data Dimensions, successor-in-interest to ST Laboratories.

RECITALS

A.	Landlord and Software Testing Laboratories, Inc. entered into that certain Lease Agreement dated April 11, 1996, for premises situated on the real property legally described therein (the “Land”) and in the building located at 3535 Factoria Blvd. S.E., in Bellevue, Washington, which building is commonly known as Sterling Plaza (the “Building”).

B.	The Lease Agreement was previously amended by that certain Amendment of Lease Agreement between Landlord and Software Testing Laboratories, Inc. dated May 16, 1996, by that certain Second Amendment of Lease Agreement dated September 30,1996, by that certain Third Amendment of Lease dated April 8, 1997, by that certain Fourth Amendment of Lease Agreement dated July 1, 1997, by that certain Fifth Amendment dated April 1, 2002, by that certain Sixth Amendment dated August 7, 2003 and by that certain Seventh Amendment dated July 10, 2008. Software Testing Laboratories, Inc. was succeeded by ST Labs, Inc., which entity was subsequently acquired by Data Dimensions, Inc., and which is now doing business as LionBridge Technologies, Inc. The Lease Agreement, as amended, is referred to herein as the “Lease.”

C.	The parties desire to further amend the Lease as set forth below.

AGREEMENT

1.	Term. Landlord and Tenant agree that the term of this Lease shall be extended by 60 months. The new Termination Date of this Lease shall be August 31, 2018,

2.	Rent. Landlord and Tenant agree that Tenant shall pay Landlord the following rent for the Premises, effective September 1, 2012:

September 1, 2012 – August 31, 2014:	$25,155.63 per month

September 1,2014 – August 31, 2015:	$25,841.69 per month

September 1, 2015 – August 31, 2016:	$26,527.75 per month

September 1, 2016 – August 31, 2017:	$27,213.81 per month

September 1, 2017 – August 31, 2018:	$27,899.88 per month

3.	Tenant Improvement. The Premises shall continue to be occupied in an “as-is” condition, except Landlord shall provide tenant with a Tenant Improvement Allowance in the amount of $164,655 ($15 per rentable square foot) of which up to $92,000 may be used for tenant furnishings (modular furniture etc.). Landlord shall reimburse Tenant within 30 days of receipt of copies of Tenant’s paid invoices.

4.	Termination Option. Tenant shall have a one-time Termination Option with a Termination Option Effective Date of August 31, 2016. Tenant must exercise in writing the Termination Option no later than February 29, 2016. An early termination fee in the amount of $94,402.20 shall be paid by Tenant at the time the Termination Option is exercised.

5.	Tenant’s Right of First Refusal. Paragraphs 38 is deleted and replaced with the following identified as Paragraph 38:

Provided Tenant is not in default at the time of exercising its right described in this paragraph 38, and is not in default upon the commencement of the term for the Remaining Space (defined below), Landlord hereby grants Tenant a right of first refusal to lease the remaining space on the third floor of the Building (the “Remaining Space) on the following terms and conditions. Upon written notification by Landlord to Tenant, Tenant shall have five (5) business days in which to notify Landlord of Tenant’s desire to exercise Tenant’s right of first refusal, on the same terms and conditions as the offer to lease that Landlord has received and which is acceptable to Landlord. In the event Tenant fails to give Landlord notice of Tenant’s election to lease the Remaining Space within the stated time period, Tenant’s right of first refusal with respect to the Remaining Space shall terminate until such time as the Remaining Space again becomes available, unless negotiations between Landlord and the third party result in material financial changes from the original offer, in which case Landlord must submit a revised offer to Tenant for consideration. Upon written notification of the revised offer by Landlord to Tenant, Tenant shall have five (5) business days to notify Landlord of Tenant’s desire to exercise Tenant’s right of first refusal, on the same terms and conditions as the revised offer to lease that Landlord has received. In the event Tenant fails to give Landlord notice of Tenant’s election to lease Remaining Space within the stated period, Tenant’s right of first refusal with respect to the Remaining Space shall terminate until such time that the Remaining Space again becomes available, and Landlord may enter into a lease for the Remaining Space or a portion thereof with the third party from whom the offer was received, or any other party, so long as the lease is made on the same financial terms as those stated in the offer presented to Tenant. If on the other hand, Tenant exercises its right of first refusal in the manner provided above, Tenant shall immediately deliver to Landlord payment for the first month’s rent for the Remaining Space (in the same manner as provided for in this Lease), and the lease of the Remaining Space shall consummate without delay, in accordance with the terms set forth in the offer to lease.

Tenant’s right of first refusal set forth above is subject to the rights of CompuServe, Inc. with respect to the Remaining Space, as more fully set forth in that certain Lease Agreement between Landlord and CompuServe, Inc. dated August 24, 1995, as amended (the “CompuServe Lease”), and of CompuServe, Inc. to extend or renew the term for the Remaining Space, even if not specifically provided for in the CompuServe Lease, without Tenant having right of first refusal for the Remaining Space if CompuServe, Inc. so elects.

6.	Signage. The first and third sentences of Paragraph 9 from the Seventh Amendment to the Lease are hereby deleted in their entirety.

Effective Date of Amendment. This Amendment shall be effective September 1, 2012.

All other terms and conditions of the above referenced Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment the day and year first above written.

LANDLORD:	STERLING REALTY ORGANIZATION CO.,
a Washington corporation

BY:

David Schooler, President

TENANT:	LIONBRIDGE TECHNOLOGIES
a Delaware corporation

BY:

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

This is to certify that on this 7th day of August, 2012, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared David Schooler, to me known to be the President, of Sterling Realty Organization Co., a Washington corporation, and acknowledged that said instrument to be the free and solitary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

TENANT NOTARY

COMMONWEALTH OF MASSACHUSETTS )

) ss.
COUNTY OF Middlesex	)

On this 7th day of August, 2012, before me personally appeared Donald M. Muir, to me known to be the individual that executed the within and foregoing instrument, and acknowledged the said instrument to be his free and voluntary act and deed of said individual for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year above written.

Notary Public in and for the Commonwealth of
Massachusetts residing at